ASSET PURCHASE AGREEMENT



     This Agreement is made as of the 10th day of July, 1995, by and between Hughes Resources, Inc., a publicly held and traded corporation , hereinafter "HRI" and HAH Petroleum, Inc., acting by and through its; duly authorized officers, hereinafter "HAH".

                                   WITNESSETH

     WHEREAS, HAH is a corporation in good standing with the State of West Virginia its State of Incorporation; and

     WHEREAS, HAH is desirous of selling certain of its assets, and

     WHEREAS, HRI is a Nevada Corporation, is publicly traded and a market for its' common stock is made on the NASDAQ system and the Boston Stock Exchange, and

     WHEREAS, HRI if acting by and through its duly authorized President,  James
R. Ray (Ray), and is desirous of purchasing certain assets of HAH.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of such is mutually acknowledged and accepted by the parties, it is agreed, covenanted and warranted as follows:

     THAT 1. HAH owns free and clear of any liens or encumbrances a varied working interest in a minimum of three hundred (300) oil and gas wells and the equipment appurtenant thereto and necessary for their operation as producing wells; in Pleasants and Ritchie and various other counties in the State of West Virginia, more particularly described in Exhibit "A" attached hereto and made a part hereof.

     2. That HAH covenants and warrants that the wells described in Paragraph 1 are presently producing wells and that there are contracts in force for the sale of natural gas and oil from these wells and that there is a market "purchaser of the oil and there is an existing hooked up gas line and transmission systems for the gas produced by the wells, set forth on Exhibit "A".

     3. That HAH covenants and warrants that the well set forth on Exhibit "A" produce an average of 35,000 MCF per month of natural gas having a thermal unit value of no less than an average of 1,200 BTU and a average of 1,340 BBL of oil per month with a gravity of 42 to 52 degrees as evidenced by the production reports, attached hereto as Exhibit "B" for twenty-seven months and that these reports are certified as accurate by HAH.

     4. That , attached hereto and made a part hereof as Exhibit "C" are some of the existing contracts for the purchase of oil and gas produced from the wells as described in Paragraph 1.

     5. HAH covenants and warrants that the contracts in Exhibit "C" are fully transferable without penalty and on the same terms and conditions as stated therein, or renegotiable.

     6. HAH covenants and warrants that it is the owner free and clear of any liens and encumbrances of a gas gathering system, known as the Panther System. A map of the right of way pipeline system with appropriate notations of valves, meters, sizes of pipe and other appurtenances is attached as Exhibit "G".

     7. HAH covenants and warrants that there are existing contracts for the transportation of natural gas by and through the Panther System and that all such contracts are attached hereto as Exhibit "D".

     8. HAH covenants and warrants that it has right of way permits and deeds that are valid and recorded for the gas gathering system (Panther System) and that there are no disputes legal of otherwise to the right of say system (Panther) that would obstruct of contest HAH's ownership or transporting ability on the said natural gas transporting and gathering system, and that the rights of way, permits and deeds are freely transferable to HRI upon closing of this transaction.

     9. HAH covenants and warrants that it has and in complying with all county, state and federal regulations for the production of sale of oil and gas produced from the wells as described on Exhibit "A", including, but not limited to any and all Environmental Protection Agency (EPA) rules and regulations, currently in existence. That all currently assessed taxes affecting the property are paid in full.

     10. HAH covenants and warrants that it has food and defensible legal title to approximately 25,000 acres of oil and gas leases, as set forth in Exhibit "E". HAH covenants that it knows of no impediments, claims, legal action, including breaches of production clauses, of the said leases.

     11. HAH covenants and warrants that the Division Orders, attached hereto as Exhibit "F" are currently valid and not contested by any party and that the Division Orders on Exhibit "F" are fully assignable and transferable, and that all monies held by the purchasers pursuant to the Division orders will be the sole property and asset of HRI, on the closing date.

     12. That the officers of HAH whose signature appears below have full right and authority to act on behalf of HAH and to bind HAH, to the covenants contained herein.

     13. HRI covenants and warrants that it is a corporation in good standing with all necessary permits to act as a publicly traded corporation, and that it has no knowledge of any contest or impediment to its common stock being publicly traded on the NASDAQ system and/or Boston Stock Exchange.

     14. That HRI covenants and warrants that it is duly authorized to transfer two and one half million dollars ($2,500,000) of its Series C Preferred Stock and two and one half million dollars ($2,500,000) of its Series D Preferred Stock subject to the attributes of the preferred Stock as set forth in Exhibit "H" attached and part of this agreement, for the acquisition and purchase of the oil and gas wells acreage and gas gathering system (Panther), to HAH as the full and total consideration for the sale of assets by HAH all as set forth in this agreement.

     15. That HRI has no knowledge of any contest or impediment pertaining to the shares to be issued for the purchase of the HAH assets described herein.

     16. The Boards of Directors if HAH and HRI have made an independent valuation of the assets described in this agreement and the assets purchased have a fair market value at least equal to the stated consideration for the purchase.

     17. HRI agrees to prepare corporate documentation including, but not limited to, appropriate corporate resolutions and filings, if necessary, with the appropriate agencies concerned with public securities transactions for the transfer of its common stock as set forth herein as the total consideration for the assets being sold by HAH.

     18. The closing date for the purchase and sale of the assets will be no later than the 31st day of July, 1995; unless mutually extended in writing by both HAH and HRI.

     19. HRI will secure a surety bond in the amount of $50,000.00 or other type of bond satisfactory with the state of West Virginia to replace the bond covering the above aforementioned wells of HAH held by the State of West Virginia and all needed insurance coverages to protect the public, employees and agents of HRI. In Witness whereof the parties have executed the Agreement as of the date first stated above.



ATTEST                                       HUGHES RESOURCES, INC.



_____________________                        /s/ James R. Ray
                                             -----------------------------
                                             By its President



ATTEST                                       HAH PETROLEUM, INC.



_____________________                        /s/ Robin J. Cook
                                             -----------------------------
                                             By its President